QUARTERLY AND YEAR END REPORT

British Columbia Securities Commission
BC FORM 51-901F     (previously Form 61)



ISSUER DETAILS
NAME OF ISSUER                FOR QUARTER ENDED   DATE OF REPORT
                                                   YY / MM / DD

RADIUS EXPLORATIONS LTD.      September 30, 2002   02   11   29
________________________________________________________________
ISSUER ADDRESS

830 - 355 Burrard Street
________________________________________________________________
CITY       PROVINCE  POSTAL CODE  ISSUER FAX NO. ISSUER TEL. NO.

Vancouver  B.C.      V6C 2G8      604-662-8829   604-801-5432
________________________________________________________________
CONTACT NAME        CONTACT POSITION            CONTACT TEL. NO.

Simon T. Ridgway    President                   604-801-5432
________________________________________________________________
CONTACT EMAIL ADDRESS         WEB SITE ADDRESS

info@radiusgold.com           www.radiusgold.com

________________________________________________________________

CERTIFICATE
The three schedules required to complete this Report are attached and the disclosure contained therein have been approved by the Board of Directors. A copy of this Report will be provided to any shareholder who requests it.

________________________________________________________________
DIRECTOR'S SIGNATURE        PRINT FULL NAME         DATE SIGNED
                                                    YY / MM / DD

"signed"                    Simon T. Ridgway        02   11   29
________________________________________________________________
DIRECTOR'S SIGNATURE        PRINT FULL NAME         DATE SIGNED
                                                    YY / MM / DD

"signed"                    Mario Szotlender        02   11   29


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RADIUS EXPLORATIONS LTD.

SEPTEMBER 30, 2002  QUARTERLY  REPORT

SCHEDULE A  -  FINANCIAL STATEMENTS

See attached unaudited financial statements for the nine month period ended September 30, 2002.

SCHEDULE B  -  SUPPLEMENTARY INFORMATION

1.  Analysis of Expenses and Deferred Costs:  See Schedule A,
     Financial Statements.


2.  Related Party Transactions:  See Schedule A, Financial
     Statements, Note 5.


3.  Summary of Securities Issued and Options Granted During the
Period (Year-to-Date):

    (a)  Securities Issued

Date  Type of  Type  Number  Price   Total     Type of     Com.
 of   Security   of                Proceeds  Consideration  Paid
Issue          Issue

Nil



    (b)  Options Granted

  Date of     Optionee     No. of       Exercise    Expiry Date
   Grant                   Shares        Price
    Nil



4.  Summary of Securities as at the End of the Reporting Period:

     (a)  Authorized share capital:   100,000,000 common shares
     without par value.

     (b)  Shares issued and outstanding:   17,911,096 common
                               shares, with a recorded value of
                               $10,699,379

     (c) Options, warrants and convertible securities outstanding:

Type of         Number         Exercise   Expiry Date   Recorded
Security        Outstanding    Price Per                Value
                               Share
Warrants        1,373,334      0.74       Feb.28,03     N/A
Warrants          627,500      1.25       Jun.07,03     N/A
Warrants          900,000      1.25       Jun.14,03     N/A
Warrants        1,904,762      1.25       Jul.16,03     N/A
Stock options     500,000      1.25       Jun.14,03     N/A
Stock options     272,000      0.65       Oct.31,04     N/A
Stock options      40,000      0.65       Dec.12,04     N/A
Stock options     339,000      0.60       Nov.15,05     N/A
Stock options      54,000      0.68       Jan.11,06     N/A
Stock options     125,000      0.85       Jan.24,06     N/A
Stock options      20,000      0.94       Jun.14,06     N/A
Stock options     220,000      1.00       Jul.10,06     N/A


     (d)  Shares held subject to escrow agreement:   750,000.
          Shares held subject to pooling agreement:   Nil.

5.  Directors and Officers as at the Date this Report is Signed and Filed:

          Name                 Position
          Simon T. Ridgway     Director & President
          Harmen J. Keyser     Director
          Mario Szotlender     Director
          Robert S. Wasylyshyn Director
          David Farrell        Director
          Craig Bow            Director
          Tim R. Osler         Secretary


SCHEDULE C  -  MANAGEMENT DISCUSSION AND ANALYSIS
(for the nine month period ended September 30, 2002)

General

Radius Explorations Ltd. is in the business of acquiring, exploring and developing mineral properties in Central America. The Company has assembled and is exploring, with our joint venture partners, a commanding land position of over 5,000 sq km of mineral concessions in an emerging gold belt in Guatemala.

Radius currently has an interest in four gold projects in Guatemala, two of which are subject to joint ventures with Gold
Fields and Pillar Resources, respectively.

The Board of Directors of the Company decided to concentrate on management's strengths by focusing on large scale exploration in what we believe is one of the more prospective, under-explored geological belts in the world.

Our strategy will be to identify promising prospects, and then conduct the initial work to attract partners to option such projects, while retaining a significant interest. We will enhance exploration leverage by minimizing funding while pursuing a broad number of opportunities in Central America.

On June 26, 2002, the Company held its Annual General Meeting and the previous Board of Directors was re-elected for the ensuing year.

Property Review

Motagua Gold Belt - Gold Fields Joint Venture

Gold Fields of South Africa took over as operators of the Motagua Gold Belt in December 2001 and since that time has conducted an extensive evaluation of the targets previously defined by Radius. Gold Fields has the right to earn a 55% interest in the 25 km-long trend of gold occurrences by spending US$5.0 million over
3.5 years. This year's expenditure is budgeted at US$1.5 million.

The Gold Fields work program has included geological mapping, rock and soil sampling, trenching, road building and drilling. Significant emphasis has been placed on resolving the structural complexities of the mineralized bodies and considerable advances have been made in the understanding of the controls of gold emplacement. In September, Gold Fields completed a drill program at the Bella Vista Project, testing the depth extensions of the Laguna South and Laguna North Zones. In October, Gold Fields drilled the Lupita Zone (previously drilled by Radius in July of last year). Results of both of these drill programs are pending.

A detailed geological mapping and trenching program was also started by the Joint Venture at the 785 sq. km. Progreso I Concession. Gold Fields and Radius are very encouraged by results to date and expect to advance this project to the drill stage in the first quarter of 2003.

Holly Gold Project

On August 8, 2002, Radius announced a joint venture arrangement with Lalo Ventures with respect to the Holly Gold Project in eastern Guatemala. Lalo had the right to earn a 50% interest in the 106 sq. km. prospect by spending CDN$2.5 million over 3 years. During the month of September, a seven-hole, 1,000 metre drill program was completed to test six auriferous targets. Samples were prepared in Guatemala and flown to Reno, Nevada to be analysed by the Inspectorate Laboratory. Results from holes two through seven are pending.

On October 11, 2002, Lalo informed Radius that Lalo was unable to raise sufficient funds to continue with the Holly joint venture. Accordingly, Radius retains 100% ownership of the property and is proceeding on its own in funding the Holly Project exploration program. We expect to release the pending drill results before year end.

Marimba Gold Project - Pillar Resources Inc. Joint Venture

During the second quarter, Radius and Pillar Resources announced a joint venture arrangement on the Marimba Gold Project in eastern Guatemala. Pillar has the right to earn a 60% interest in the property by completing work expenditures of CDN$2.5 million over 3 years. Once Pillar has acquired the 60% interest, Radius has the right to require Pillar to purchase the remaining 40% of the project in consideration for a 40% equity interest in Pillar.

A work program operated by Pillar commenced on the property in mid-June. In October, a road cut excavated on the Cerro T Zone exposed a silicified breccia for 75 metres, north of and below the area of previous sampling. A further 35 metres of colluvium contains abundant silicified breccia float. A total of 35 samples were taken, averaging 1.44 g/t gold. Further trenching is required to determine the width of the zone.

Highly anomalous soil geochemistry across the entire north face of the Cerro T hill indicates that the zone continues east a distance of 1,200 metres. Two kilometres to the west, the Lantiquin Zone is also being advanced with a soil and rock sampling program that will be completed next week.

Radius and Pillar are encouraged by results to date and plan to advance the project to the drill-ready stage by January, 2003.

Banderas Gold Project - Radius 100%

Since the summer of 2002, Radius has focused efforts on the Banderas gold and silver project located 10 SE of the Holly Project. The Banderas prospect is notable for the widespread distribution of gold and or silver values in both rock and soil samples. Two parallel N-S trends have been identified and are located 1.5 km. apart. The trends can be traced for 2 and 3 km. respectively.

The Banderas is undergoing a systematic and integrated program of mapping, sampling, trenching and geophysical surveying to define drill targets.

Results of Operations

The Company reported a net loss for the nine months ended September 30, 2002 of $379,119, compared to $683,195 for the nine months ended September 30, 2001. Major items comprising this year's administrative expenses are $147,283 for salaries ($249,248 in 2001), $61,953 for public relations ($277,952 in
2001), and $45,000 for consulting fees ($69,333 in 2001). Total expenses are significantly lower for the nine months ended September 30, 2002 compared to the equivalent period in 2001 due to management's cost-reducing efforts.

Approximately $1,227,500 was spent on the Company's mineral properties in Guatemala during the nine months ended September
30, 2002, most of which on projects owned 100% by the Company.
$593,000 of that amount was spent on the Holly Project.

Liquidity, Capital Resources and Outlook

As at September 30, 2002, Radius had working capital of approximately $984,400, compared to working of $2.7 million as at the fiscal year ended December 31, 2001. In November, the Company announced a proposed private placement of 4,000,000 units at $0.20 per unit, to raise $800,000 in additional working capital for the Company. This financing is subject to acceptance by the TSX Venture Exchange.

Management expects that the Company has sufficient working capital to meet its corporate and exploration commitments over the next 12 months.


ON BEHALF OF THE BOARD OF DIRECTORS,

"signed"

Simon Ridgway, President